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[LOGO FOR NGC CORPORATION                                        EXHIBIT 99.2
APPEARS HERE]


                                 NEWS RELEASE

MEDIA CONTACT:    Katherine K. Putnam
                  713/507-3936
ANALYST CONTACT:  Dean Ayers
                  713/507-6852

                 NGC AGREES TO SELL LIGNITE RESERVES AND OTHER
                                ASSETS TO ENRON

     HOUSTON (July 10, 1997) - NGC Corporation has signed an agreement with an affiliate of Enron Capital & Trade Resources Corp., a subsidiary of Enron Corp., to sell certain lignite reserves and other assets owned by Destec Energy, Inc., for $149 million, subject to certain adjustments. NGC acquired the assets, which are located in Michigan, Colorado, New Mexico and Texas, as part of its acquisition of Destec Energy, Inc., a major independent power producer. Closing is expected by Aug. 1, subject to certain conditions.

     NGC Corporation President Tom Matthews said, "This agreement is the successful result of a planned divestiture of non-strategic assets related to our acquisition of Destec Energy. The success of the planned asset sales of certain power stations, as well as this sale, is a key factor in reducing NGC's net cost of retained Destec assets from the approximately $400 million that was originally expected to a level a little above $300 million."

     Under the agreement, NGC retained various royalty interests and mineral interests underlying the lignite deposits in East Texas, as well as rights to easements for construction of pipeline systems in the vicinity of the Pinnacle Reef play.


     NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

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